Exhibit 99.1

MicroAlgo Inc. Files 2022 Annual Report on Form 10-K

SHENZHEN, March 29, 2023 /PRNewswire/ - MicroAlgo Inc. (Nasdaq: MLGO) (“MicroAlgo” or the “Company”), a leading Central processing algorithm technology service provider, today announced that it filed its annual report on Form 10-K for the fiscal year ended December 31, 2022 with the Securities and Exchange Commission (the “SEC”).

●	The Company reported revenues of $87.1 million, representing an increase of $5.1 million from the previous year, primarily due to increased implementation of our algorithmic services for our network video customers.

“We remain focused on the research and development and implementation of algorithmic solutions and Intelligent chips and services for our customers. Now with access to the resources of the public capital markets, we believe we are in an ever better position to enhance our offerings and further develop and implement our proprietary services.” said Min Shu, the Chief Executive Officer of MicroAlgo Inc.

The information disclosed in this press release does not purport to be complete and is qualified in its entirety by reference to the Company’s annual report on Form 10-K. The annual report, which contains the Company’s audited consolidate statements, can be accessed on the SEC’s website at http://www.sec.gov and on the Company’s investor relations website at http://www.viyialgo.com.

About MicroAlgo Inc.

MicroAlgo Inc. (the “MicroAlgo”), a Cayman Islands exempted company, is dedicated to the development and application of bespoke central processing algorithms. MicroAlgo provides comprehensive solutions to customers by integrating central processing algorithms with software or hardware, or both, thereby helping them to increase the number of customers, improve end-user satisfaction, achieve direct cost savings, reduce power consumption, and achieve technical goals. The range of MicroAlgo’s services includes algorithm optimization, accelerating computing power without the need for hardware upgrades, lightweight data processing, and data intelligence services. MicroAlgo’s ability to efficiently deliver software and hardware optimization to customers through bespoke central processing algorithms serves as a driving force for MicroAlgo’s long-term development.

Safe Harbor / Forward-Looking Statements

This press release contains statements that may constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of MicroAlgo, including those set forth in the Risk Factors section of MicroAlgo’s periodic reports on Forms 10-K and 8-K filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, MicroAlgo’s expectations with respect to future performance and anticipated financial impacts of the business transaction.

MicroAlgo undertakes no obligation to update these statements for revisions or changes after the date of this release, except as may be required by law.

Contact

MicroAlgo Inc.

Investor Relations

Email: ir@viyialgo.com

Tel: 0755-88600589